Exhibit 99.1

UTC REPORTS 19 PERCENT THIRD QUARTER EARNINGS PER SHARE INCREASE;

RAISES 2005 EPS OUTLOOK; EXPECTS DOUBLE DIGIT 2006 EARNINGS GROWTH

HARTFORD, Conn., October 18, 2005 – United Technologies Corp. (NYSE:UTX) today reported third quarter 2005 diluted earnings per share of $0.81 and net income of $821 million, up 19 and 18 percent respectively compared with the year ago quarter. Consolidated revenues increased 17 percent to $10.9 billion, reflecting 6 percent organic growth and contributions from the Linde commercial refrigeration and Kidde fire protection acquisitions. Cash flow from operations was $1.155 billion, including $200 million of voluntary contributions to pension plans and, after capital expenditures of $249 million, exceeded net income.

“Third quarter performance was again very good and adds to a strong year for UTC,” said Chairman and Chief Executive Officer George David. “As a result we are increasing our full year earnings per share growth estimate to 17 percent and now expect earnings per share in the range of $3.08 to $3.10, up from $3.00 to $3.07.”

“All segments delivered double digit operating profit increases in the quarter, with organic growth continuing at solid levels,” David said. “Carrier’s North American HVAC market rebounded as expected from a slow first half, while our aerospace markets continued the steady growth we’ve seen over the last 12 months.”

“We expect this good performance to continue in 2006 with double digit earnings growth and will confirm our expectations at our usual December investor meeting,” he added.

As anticipated, third quarter results included $50 million in restructuring costs which partially offset the excess of gains over restructure costs reported in the second quarter. In the year ago quarter, restructuring costs were slightly higher.

Share repurchase in the quarter was $385 million bringing the total for the first nine months to $760 million. Share repurchase over the balance of the year is likely to continue at the third quarter rate and will result in UTC’s exceeding the prior guidance of approximately $1 billion for the year. The acquisition spending outlook remains unchanged at $4.5 billion for the year with approximately $4 billion, including debt assumed, completed to date. This amount includes the acquisition of Rocketdyne in the third quarter.

As previously indicated, full year cash flow from operations less capital expenditures and including voluntary cash pension contributions of $500 million should equal or exceed net income.

Year to date earnings per share increased 18 percent to $2.40 on revenue growth of 14 percent. Net income grew 19 percent to $2.4 billion. Cash flow from operations of $3.2 billion includes $365 million in voluntary cash pension contributions and, after capital expenditures of $584 million, exceeds net income.

The accompanying tables include information integral to assessing the company’s financial position, operating performance and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenues, earnings, cash flow and other matters that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the availability and impact of acquisitions, the rate and ability to effectively integrate these acquired businesses, the ability to achieve cost reductions at planned levels, and the outcome of legal proceedings. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information in the “Business” section of UTC’s Annual Report on Form 10-K, the information included in UTC’s 10-K and 10-Q Reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the information included in Current Reports on Form 8-K.

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United Technologies Corporation

Condensed Consolidated Statement of Operations

(Millions, except per share amounts)	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2005	2004	2005	2004
Revenues	$10,905	$9,339	$31,464	$27,607

Cost and Expenses
Cost of goods and services sold	7,891	6,802	22,696	20,053
Research and development	335	299	944	925
Selling, general and administrative	1,295	1,108	3,863	3,362

Operating Profit	1,384	1,130	3,961	3,267
Interest expense	135	89	355	267

Income before income taxes and minority interests	1,249	1,041	3,606	3,000

Income taxes	(356)	(287)	(959)	(765)
Minority interests	(72)	(61)	(204)	(174)

Net Income	$821	$693	$2,443	$2,061

Earnings Per Share of Common Stock
Basic	$.83	$.70	$2.46	$2.07
Diluted	$.81	$.68	$2.40	$2.04

Average Shares
Basic	992	992	993	994
Diluted	1,015	1,010	1,016	1,012

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2005 and 2004 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Segment Revenues and Operating Profit

(Millions)	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2005	2004	2005	2004
Revenues

Otis	$2,362	$2,228	$7,099	$6,523
Carrier	3,351	2,675	9,469	7,923
UTC Fire & Security	1,121	696	3,047	2,106
Pratt & Whitney	2,414	2,100	6,700	6,119
Hamilton Sundstrand	1,077	980	3,231	2,841
Sikorsky	639	679	1,948	1,862

Segment Revenues	10,964	9,358	31,494	27,374
Eliminations and other	(59)	(19)	(30)	233

Consolidated Revenues	$10,905	$9,339	$31,464	$27,607

Operating Profit

Otis	$442	$385	$1,286	$1,029
Carrier	367	301	912	717
UTC Fire & Security	56	33	148	96
Pratt & Whitney	379	302	1,087	803
Hamilton Sundstrand	179	160	501	431
Sikorsky	64	54	180	150

Segment Operating Profit	1,487	1,235	4,114	3,226
Eliminations and other	(26)	(26)	87	265
General corporate expenses	(77)	(79)	(240)	(224)

Consolidated Operating Profit	$1,384	$1,130	$3,961	$3,267

As described on the following pages, consolidated results for the quarters and nine months ended September 30, 2005 and 2004 include restructuring and related charges and non-recurring items.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters and nine months ended September 30, 2005 and 2004 includes restructuring and related charges as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Restructuring and Related Charges
Otis	$7	$11	$30	$117
Carrier	12	18	62	202
UTC Fire & Security	9	—	11	—
Pratt & Whitney	4	23	16	97
Hamilton Sundstrand	16	5	42	35
Sikorsky	—	—	3	8

Segment Operating Profit	48	57	164	459
Eliminations and other	2	1	6	14
General corporate expenses	—	—	—	—

Consolidated Operating Profit	$50	$58	$170	$473

Consolidated results for the quarters and nine months ended September 30, 2005 and 2004 include the following non-recurring items:

2005

Q2

•	Eliminations and Other: Approximately $75 million non-cash gain on shares held in Snecma, a French aerospace company, upon its merger with SAGEM. Approximately $45 million interest income related to 1994-1999 U.S. federal tax audits.

•	Income Taxes: Net favorable income tax adjustment of approximately $60 million, principally related to 1994-1999 U.S. federal tax audits. The tax impact of Hamilton Sundstrand’s divestiture of its Falk business was substantially offset by the tax benefit arising from the sale of a non-core Carrier refrigeration business. Neither transaction significantly impacted pre-tax earnings.

In the second quarter, the net impact of the above favorable items ($0.14 per share), together with $70 million of pre-tax restructuring and related charges ($0.05 per share), contributed $0.09 to earnings per share.

Q1

•	Eliminations and Other: Approximately $30 million gain from the sale of a portion of the shares held in Snecma.

2004

Q2

•	Eliminations and Other: Approximately $125 million interest income related to settlement of 1986-1993 U.S. federal tax audits.

•	Income Taxes: Favorable income tax adjustment of approximately $80 million, related to settlement of 1986-1993 U.S. federal tax audits.

In the second quarter, the net impact of the above favorable items, together with $156 million of pre-tax restructuring and related charges, contributed $0.07 to earnings per share on a post-split basis.

Q1

•	Eliminations and Other: $250 million gain following a payment from DaimlerChrysler in consideration for the Corporation’s release of certain commitments made by DaimlerChrysler in support of MTU Aero Engines GmbH.

United Technologies Corporation

Condensed Consolidated Balance Sheet

(Millions)	September 30, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$2,102	$2,265
Accounts receivable, net	7,338	6,315
Inventories and contracts in progress, net	5,964	5,078
Other current assets	2,107	2,012

Total Current Assets	17,511	15,670

Fixed assets, net	5,513	5,231
Goodwill, net	12,726	10,111
Intangible assets, net	3,130	2,016
Other assets	7,188	7,413

Total Assets	$46,068	$40,441

Liabilities and Shareowners’ Equity
Short-term debt	$1,446	$1,360
Accounts payable	3,680	3,490
Accrued liabilities	9,701	8,245

Total Current Liabilities	14,827	13,095

Long-term debt	6,366	4,231
Other liabilities	8,219	7,939
Minority interest in subsidiary companies	912	910

Total Liabilities	30,324	26,175

Shareowners’ Equity:
Common Stock	8,394	7,850
Treasury Stock	(6,999)	(6,312)
Retained Earnings	15,658	13,880
Accumulated other non-shareowners’ changes in equity	(1,309)	(1,152)

	15,744	14,266

Total Liabilities and Shareowners’ Equity	$46,068	$40,441

Debt Ratios:
Debt to total capitalization	33%	28%
Net debt to net capitalization	27%	19%

United Technologies Corporation

Condensed Statement of Cash Flows

	Quarter Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2005	2004	2005	2004
Operating Activities
Net Income	$821	$693	$2,443	$2,061
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	265	230	728	744
Deferred income taxes and minority interest	163	150	417	347
Stock compensation cost	48	47	119	123
Changes in working capital	(312)	(204)	(538)	(277)
Voluntary contributions to pension plans	(200)	(201)	(365)	(559)
Other, net	370	206	385	336

Net Cash Provided by Operating Activities	1,155	921	3,189	2,775

Investing Activities
Capital expenditures	(249)	(180)	(584)	(451)
Acquisitions and disposal of businesses, net	(901)	(131)	(3,262)	(334)
Other, net	58	(38)	28	(5)

Net Cash Used in Investing Activities	(1,092)	(349)	(3,818)	(790)

Financing Activities
Increase(decrease) in borrowings, net	594	42	1,664	(259)
Dividends paid on Common Stock	(208)	(165)	(625)	(496)
Repurchase of Common Stock	(385)	(208)	(760)	(688)
Other, net	57	61	214	169

Net Cash Provided (Used) in Financing Activities	58	(270)	493	(1,274)

Effect of foreign exchange rates	(4)	20	(27)	6

Net increase (decrease) in cash and cash equivalents	117	322	(163)	717

Cash and cash equivalents - beginning of period	1,985	2,018	2,265	1,623

Cash and cash equivalents - end of period	$2,102	$2,340	$2,102	$2,340

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	UTC adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment”, (SFAS 123(R)) as of January 1, 2005 using the modified retrospective method described in the standard. This standard requires the cost of stock options to be measured at fair value and recognized in the statement of operations on the grant date. In accordance with the standard all periods prior to January 1, 2005 were restated to reflect the impact of the standard as if it had been adopted on January 1, 1995, the original effective date of SFAS No. 123.

(2)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(3)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(4)	Organic growth represents the total reported revenue increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. There were no significant non-recurring revenues excluded from organic growth in the third quarter of 2005 or 2004.